AGREEMENT and Plan of Merger




                                  by and among


                               H022 Corporation,

                              DT Industries, Inc.,


                       Hansford Manufacturing Corporation


                                      and


                         the Stockholder listed herein









                               September 23, 1996

                               Table of Contents

                                                                          PAGE

RECITALS                                                                    1

ARTICLE I - DEFINITIONS                                                     1
     Section 1.1    Definitions                                             1
     Section 1.2    Interpretive Rules                                      5

ARTICLE II - THE MERGER                                                     5
     Section 2.1    The Merger                                              5
     Section 2.2    Effective Time of the Merger                            5
     Section 2.3    Certificate of Incorporation                            5
     Section 2.4    By-Laws                                                 5
     Section 2.5    Directors and Officers                                  5
     Section 2.6    Conversion of Shares                                    6
     Section 2.7    Closing of the Company Transfer Books                   6
     Section 2.8    Supplementary Action                                    6

ARTICLE III - MERGER CONSIDERATION; CLOSING                                 6
     Section 3.1    Merger Consideration Determination                      6
     Section 3.2    Payment of Merger Consideration                         7
     Section 3.3    Payment for Stock                                       8
     Section 3.4    Additional Merger Consideration                         9
     Section 3.5    Closing                                                 9

ARTICLE IV - ADDITIONAL  AGREEMENTS                                         9
     Section 4.1    Indemnification and Escrow Agreement                    9
     Section 4.2    Stockholder Release                                     9
     Section 4.3    Lease Agreement                                        10
     Section 4.4    Employment and Noncompetition Agreement                10
     Section 4.5    HSR Act                                                10
     Section 4.6    Termination of Agreements                              10
     Section 4.7    Payment of Indebtedness                                10

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY                  10
     Section 5.1    Corporate Organization                                 10
     Section 5.2    Valid and Binding Agreement                            11
     Section 5.3    No Violation                                           11
     Section 5.4    Consents and Approvals                                 12
     Section 5.5    Capitalization                                         12
     Section 5.6    Subsidiaries and Affiliates                            12
     Section 5.7    Financial Statements                                   13
     Section 5.8    Absence of Undisclosed Liabilities                     13
     Section 5.9    Interim Operations and Absence of Certain Changes      13
     Section 5.10   Taxes                                                  15
     Section 5.11   Employee Benefit Plans                                 17
     Section 5.12   Compliance with Law                                    19
     Section 5.13   Litigation; Claims                                     19
     Section 5.14   Contracts and Commitments                              19
     Section 5.15   Intellectual Property Rights                           20
     Section 5.16   Liens                                                  20
     Section 5.17   Insurance                                              21
     Section 5.18   Accounts Receivable and Accounts Payable               21
     Section 5.19   Inventories and Backlog                                21
     Section 5.20   Tangible Personal Property                             22
     Section 5.21   Real Property                                          22
     Section 5.22   Environmental Matters                                  23
     Section 5.23   Governmental Authorizations                            24
     Section 5.24   Employees                                              25
     Section 5.25   Employee Relations                                     25
     Section 5.26   Customers and Vendors                                  25
     Section 5.27   Distributors and Representatives                       26
     Section 5.28   Broker's or Finder's Fees                              26
     Section 5.29   Disclosure                                             26
     Section 5.30   Certain Transactions                                   26
     Section 5.31   Absence of Questionable Payments                       26
     Section 5.32   Directors and Officers; Bank Accounts                  27

     Section 5.33   Defects in Products or Designs; Product Safety         27
     Section 5.34   Product Warranties                                     27
     Section 5.35   Government Contracts                                   27

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER             27
     Section 6.1    Ownership of Stock                                     27
     Section 6.2    Valid and Binding Agreements                           28
     Section 6.3    No Violation                                           28
     Section 6.4    Consents and Approvals                                 28
     Section 6.5    Broker's or Finder's Fees                              28
     Section 6.6    Section 630 Liability                                  29
     Section 6.7    Residency                                              29

ARTICLE VII - REPRESENTATIONS AND WARRANTIES OF THE BUYER AND
              THE GUARANTOR                                                29
     Section 7.1    Corporate Organization                                 29
     Section 7.2    Valid and Binding Agreements                           29
     Section 7.3    No Violation                                           29
     Section 7.4    Consents and Approvals                                 30
     Section 7.5    Broker's or Finder's Fees                              30

ARTICLE VIII - COVENANTS                                                   30
     Section 8.1    Compliance with Law                                    30
     Section 8.2    Operation of Business Prior to Closing                 30
     Section 8.3    Access                                                 32

ARTICLE IX - CONDITIONS PRECEDENT TO OBLIGATIONS OF
             THE BUYER AND THE GUARANTOR                                   33
     Section 9.1    Representations and Warranties                         33
     Section 9.2    Covenants, Agreements and Conditions                   33
     Section 9.3    Proceedings                                            33
     Section 9.4    Corporate Proceedings                                  33
     Section 9.5    Governmental Approvals                                 33
     Section 9.6    No Material Adverse Effect                             33

     Section 9.7    Insurance                                              34
     Section 9.8    Deliveries                                             34
     Section 9.9    HSR Act Requirements                                   34
     Section 9.10   Opinion of Counsel                                     35
     Section 9.11   Tax Status Certification                               35
     Section 9.12   Consents                                               35
     Section 9.13   Evidence of Termination                                35
     Section 9.14   Releases of Liens                                      35
     Section 9.15   Releases of Stock Pledges                              35
     Section 9.16   Payment of Indebtedness                                35
     Section 9.17   Repayment of Certain Debt                              35
     Section 9.18   Lease Extension                                        35
     Section 9.19   Approval of Lenders                                    36

ARTICLE X - CONDITIONS PRECEDENT TO OBLIGATIONS OF
            THE COMPANY AND THE STOCKHOLDERS                               36
     Section 10.1   Representations and Warranties                         36
     Section 10.2   Covenants, Agreements and Conditions                   36
     Section 10.3   Proceedings                                            36
     Section 10.4   Corporate Proceedings                                  36
     Section 10.5   Governmental Approvals                                 37
     Section 10.6   Deliveries                                             37
     Section 10.7   HSR Act Requirements                                   37
     Section 10.8   Opinion of Counsel                                     37
     Section 10.9   Repayment of Certain Debt                              37
     Section 10.10  Letter of Credit                                       37

ARTICLE XI - TAX MATTERS                                                   38
     Section 11.1   Certain Tax Elections                                  38
     Section 11.2   Change in Tax Status                                   38
     Section 11.3   Certain Distributions                                  38

ARTICLE XII - OTHER MATTERS                                                39
     Section 12.1   Confidentiality                                        39
     Section 12.2   Further Assurances                                     39

ARTICLE XIII - TERMINATION                                                 39
     Section 13.1   Methods of Termination                                 39
     Section 13.2   Procedure Upon Termination                             40

ARTICLE XIV - MISCELLANEOUS                                                40
     Section 14.1   Survival of Representations, Warranties and
                    Agreements                                             40
     Section 14.2   Service of Process                                     41
     Section 14.3   Notices                                                41
     Section 14.4   Governing Law                                          42
     Section 14.5   Modification; Waiver                                   42
     Section 14.6   Entire Agreement                                       42
     Section 14.7   Assignment; Successors and Assigns                     42
     Section 14.8   Public Announcements                                   42
     Section 14.9   Severability                                           43
     Section 14.10  No Third Party Beneficiary                             43
     Section 14.11  Expenses                                               43
     Section 14.12  Execution in Counterpart                               43


EXHIBIT A           Form of Closing Certificate
EXHIBIT B           Form of Indemnificatino and Escrow Agreement
EXHIBIT C           Principles and Procedures
EXHIBIT D           Form of Certificate of Incorporation
EXHIBIT E           Additional Merger Consideration
EXHIBIT F           Form of Stockholder Releases
EXHIBIT G           Form of Lease
EXHIBIT H           Form of Employment and Noncompetitition Agreement
EXHIBIT I           Form of Opinion of Harter, Secrest & Emery


Schedule 2.5        Officers and Directors
Schedule 5.1        Foreign Qualifications
Schedule 5.4        Consents and Approvals

Schedule 5.5        Capitalization
Schedule 5.6        Subsidiaries and Affiliates
Schedule 5.7        Company Audited Financial Statements
Schedule 5.7A       Company Unaudited Financial Statements
Schedule 5.8        Liabilities and Obligations
Schedule 5.9        Changes During Interim Operations
Schedule 5.10       Tax Matters
Schedule 5.11       Employee Benefit Plans
Schedule 5.13       Litigation; Claims
Schedule 5.14       Contracts and Commitments
Schedule 5.15       Intellectual Property Rights
Schedule 5.16       Liens
Schedule 5.17       Insurance
Schedule 5.18       Accounts Receivable and Accounts Payable
Schedule 5.19       Inventories and Backlog
Schedule 5.20       Tangible Personal Property Owned
Schedule 5.20A      Tangible Personal Property Leased
Schedule 5.21       Real Property Leased
Schedule 5.22       Environmental Matters
Schedule 5.23       Governmental Authorizations
Schedule 5.24       Employees
Schedule 5.26       Customers and Vendors
Schedule 5.27       Distributors and Representatives
Schedule 5.30       Certain Transactions
Schedule 5.32       Directors and Officers; Bank Accounts
Schedule 5.33       Defects in Products or Designs
Schedule 6.1        Encumbrances on Stock
Schedule 7.5        Broker's or Finder's Fees
Schedule 9.14       Releases of Liens

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 23, 1996, by and among H022 Corporation, a New York corporation (the "Buyer"), DT Industries, Inc., a Delaware corporation (the "Guarantor"), Hansford Manufacturing Corporation, a New York corporation (the "Company"), and VanBuren
N. Hansford, Jr., the sole stockholder of the Company (the "Stockholder").

                                    RECITALS

     WHEREAS, the respective boards of directors of the Buyer and the Company have approved the merger of the Buyer with and into the Company (the "Merger"), pursuant to and subject to the conditions set forth herein;

     WHEREAS, the Guarantor, as the owner of all of the issued and outstanding capital stock of Advanced Assembly Automation, Inc., an Ohio corporation, which owns all the issued and outstanding capital stock of the Buyer, has agreed to guaranty the Buyer's obligations hereunder; and

     WHEREAS, the Buyer, the Company and the Stockholder desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is hereby agreed as follows:


                                   ARTICLE I

                                  DEFINITIONS

Section 1.1    Definitions.

     The following terms when used in this Agreement have the meanings set forth below:

     (a) "Accountants" means Cortland L. Brovitz & Co., P.C., independent certified public accountants of the Company.

     (b) "Affiliate" means any Person now or hereinafter controlling, controlled by or under common control with another Person.

     (c) "Arbitrator" has the meaning set forth in Section 3.1(b)(iii).

     (d) "BCL" means the New York Business Corporation Law.

     (e) "CERCLA" has the meaning set forth in Section 5.22(a).

     (f) "CERCLIS" has the meaning set forth in Section 5.22(f).

     (g) "Certificate of Merger" has the meaning set forth in Section 2.2.

     (h)  "Claims  Amount  Escrow  Fund" has the  meaning  set forth in  Section
3.2(b).

     (i) "Closing" has the meaning set forth in Section 3.5.

     (j)   "Closing   Certificate"   means  the   certificate   of  the  Company
substantially in the form attached hereto as Exhibit A.

     (k) "Closing Date" has the meaning set forth in Section 3.5.

     (l) "Closing Report" has the meaning set forth in Section 3.1(b).

     (m) "Closing Statements" has the meaning set forth in Section 3.1(b).

     (n) "Code" means the United States Internal Revenue Code of 1986, as amended.

     (o)  "Company  Financial  Statements"  has the meaning set forth in Section
5.7.

     (p) "Company  Interim  Financial  Statements"  has the meaning set forth in
Section 5.7.

     (q) "Constituent Corporations" means the Buyer and the Company.

     (r) "Debt" means all long-term indebtedness, including the Revolving Credit Line and the Term Loan, and current portions thereof, including outstanding principal and interest and any success fees, prepayment premiums, make-whole premiums or penalties, for borrowed money of the Company owed as of the Closing Date, all indebtedness and distributions payable to the Stockholder and his Affiliates, the Retiree Benefits Liabilities, the Deferred Compensation Liability and the Working Capital Adjustment. It being understood that, to the extent any current liability is included in the determination of Working Capital, it should not again be included as a separate item of debt.

     (s) "Debt Adjustment" is equal to the excess, if any, of the Debt (as finally determined in accordance with Section 3.1(b)) over Fifteen Million
Dollars ($15,000,000), such that (i) if the Debt exceeds $15,000,000 then the Debt Adjustment is equal to the amount of such excess; or (ii) if the Debt is equal to or less than $15,000,000, then the Debt Adjustment is equal to zero
(0).

     (t) "Deferred Compensation Liability" is equal to Five Hundred Thousand Dollars ($500,000).

     (u) "Deferred Merger Consideration Amount" means that portion of the Merger Consideration which is not to be made available for payment at the Closing, but which shall be paid in the manner set forth in Section 3.2(g).

     (v) "Effective Time" has the meaning set forth in Section 2.2.

     (w) "Environmental Laws" has the meaning set forth in Section 5.22(c).

     (x) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (y) "Escrow Agent" means the escrow agent selected by the parties to act pursuant to the Indemnification and Escrow Agreement.

     (z) "Escrow Amount" has the meaning set forth in Section 3.2(b).

     (aa) "Estimated Debt Adjustment" means the estimated Debt Adjustment of the Company determined as of the Closing Date and set forth on the Closing Certificate.

     (ab) "Estimated Merger Consideration" means the amount payable to the Stockholder pursuant to Section 3.2(a).

     (ac) "Estimated Working Capital Adjustment" means the estimated Working Capital Adjustment of the Company determined as of the Closing Date and set forth on the Closing Certificate.

     (ad) "GAAP" means generally accepted accounting principles of the United States applied in a manner consistent with past practice of the Company.

     (ae) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     (af) "Hazardous Material" has the meaning set forth in Section 5.22(a).

     (ag) "Indemnification and Escrow Agreement" means an indemnification and escrow agreement substantially in the form attached hereto as Exhibit B.

     (ah) "Intellectual Property" means any and all inventions, Marks (including trademarks, service marks, certification marks, collective marks, and collective membership marks whether word, logo, or other forms of Marks, all of the foregoing collectively referred to as "Marks"), trade names, copyrights, applications therefor, patents thereon, registrations thereof and licenses thereof, royalty rights, any and all goodwill associated with the business or represented by the assets of the Company, trade secrets, secret processes and procedures, engineering, production, assembly, installation and design encompassed in any and all embodiments including, but not limited to technical drawings and specifications, working notes and memos, market studies, consultants' reports, technical and laboratory data, competitive samples, engineering prototypes, and confidential information, know-how, and all similar property of any nature, tangible or intangible, including all property listed or described on Schedule 5.15.

     (ai) "IRS" means the United States Internal Revenue Service.

     (aj) "Leased Improvements" has the meaning set forth in Section 5.21(b).

     (ak) "Leased Property" has the meaning set forth in Section 5.21(b).

     (al) "Material Adverse Effect" means, with respect to any Person, any event, fact, condition, occurrence or effect which is materially adverse to the business, properties, assets, liabilities, capitalization, stockholders equity, financial condition, operations, licenses or other franchises, results of operations or prospects of such Person.

     (am) "Merger Consideration" has the meaning set forth in Section 3.1(a).

     (an)  "Merger  Consideration  Escrow  Fund"  has the  meaning  set forth in
Section 3.2(b).

     (ao) "Pension Plans" has the meaning set forth in Section 5.11(c)(i).

     (ap) "Permits" has the meaning set forth in Section 5.23.

     (aq) "Permitted Encumbrances" has the meaning set forth in Section 9.14.

     (ar) "Person" means and includes an individual, a partnership, a joint venture, a corporation or trust, an unincorporated organization, a group or a government or other department or agency thereof.

     (as) "Plans" has the meaning set forth in Section 5.11(a).

     (at) "Price Waterhouse" means Price Waterhouse LLP, certified public accountants for the Buyer.

     (au) "Principles and Procedures" means the accounting principles and procedures set forth on Exhibit C.

     (av) "Retiree Benefits Liabilities" is equal to Three Hundred Thousand Dollars ($300,000).

     (aw) "Revolving Credit Line" means that certain Line of Credit Agreement between the Company and Manufacturers and Traders Trust Company, as more particularly set forth in Schedule 5.14 hereof.

     (ax) "Stock" means the common stock of the Company, par value $.01 per share.

     (ay) "Stockholder Release" has the meaning set forth in Section 4.2.

     (az) "Surviving Corporation" has the meaning set forth in Section 2.1.

     (ba) "Tax" has the meaning set forth in Section 5.10(c).

     (bb) "Taxing Authority" has the meaning set forth in Section 5.10(a).

     (bc) "Tax Return" has the meaning set forth in Section 5.10(d).

     (bd) "Term Loan" means that certain Term Loan Agreement between the Company and Manufacturers and Traders Trust Company, as more particularly set forth on
Schedule 5.14 hereof.

     (be) "Working Capital" means the excess as of the Closing Date of (i) the Company's current assets over (ii) the Company's non-interest bearing current liabilities, each as determined in accordance with the Principles and Procedures.

     (bf) "Working Capital Adjustment" means the amount, if any, by which the Working Capital (as finally determined in accordance with Section 3.1(b)) is less than Twelve Million Five Hundred Forty Thousand Dollars ($12,540,000).

Section 1.2    Interpretive Rules.

     For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to "Articles," "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules and Exhibits to, this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.


                                   ARTICLE II

                                   THE MERGER

Section 2.1    The Merger.

     At the Effective Time, the Buyer shall be merged with and into the Company in accordance with the applicable provisions of the BCL and the separate existence of the Buyer shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence in accordance with the BCL under the name Hansford Manufacturing Corporation.

Section 2.2    Effective Time of the Merger.

     At the Closing, the Company shall cause the Merger to be consummated by filing with the Secretary of State of New York an appropriate certificate of merger (the "Certificate of Merger") duly executed in accordance with this Agreement and the BCL. The date and time at which the Certificate of Merger is filed is referred to herein as the "Effective Time."

Section 2.3    Certificate of Incorporation.

     The Certificate of Incorporation of the Company as amended and restated in the form set forth as Exhibit D shall be the Certificate of Incorporation of the Surviving Corporation.

Section 2.4    By-Laws.

     The By-Laws of the Buyer as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation.

Section 2.5    Directors and Officers.

     The directors of the Surviving Corporation at the Effective Time shall be the directors of the Buyer in office immediately prior to the Effective Time, as set forth on Schedule 2.5, to serve in accordance with the By-Laws of the Surviving Corporation. The officers of the Surviving Corporation at the Effective Time shall be the officers of the Buyer immediately prior to the Effective Time, as set forth on Schedule 2.5, to serve in accordance with the By-Laws of the Surviving Corporation.

Section 2.6    Conversion of Shares.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of the Constituent Corporations:

     (a) each share of Stock then outstanding, other than Stock to be canceled pursuant to Section 2.6(b), and all rights with respect thereto, shall be converted into and represent the right to receive the amounts of cash set forth in Sections 3.1 and 3.4, payable as provided in Sections 3.2 and 3.4 and subject to adjustment as provided in Sections 3.1 and 3.2;

     (b) each share of Stock, if any, held in the Company's treasury or owned beneficially by the Buyer shall be canceled and retired without payment of any consideration therefor; and

     (c) each issued and outstanding share of common stock of the Buyer, $0.01 par value per share, outstanding immediately prior to the Effective Time shall remain outstanding and unchanged as a share of common stock of the Surviving Corporation.

Section 2.7    Closing of the Company Transfer Books.

     At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Stock thereafter. If, after the Effective Time, subject to the terms and conditions of this Agreement, certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash in accordance with Section 2.6.

Section 2.8    Supplementary Action.

     If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise carry out the purposes and provisions of this Agreement.


                                  ARTICLE III

                         MERGER CONSIDERATION; CLOSING

Section 3.1    Merger Consideration Determination.

     (a) Merger Consideration. The aggregate merger consideration (the "Merger Consideration") shall be (i) Ten Million Dollars ($10,000,000) minus (ii) the sum of the Debt Adjustment and the amount distributed pursuant to Section 8.2(i)(ii).

     (b) Determination of Debt Adjustment and Working Capital Adjustment. The amount of the Debt Adjustment and Working Capital Adjustment shall be determined in the following manner:

          (i) Closing Statements; Review. Promptly after the Closing Date, the Surviving Corporation will prepare statements in accordance with this Agreement and the Principles and Procedures which shall set forth Debt, Debt Adjustment, Working Capital and Working Capital Adjustment (the "Closing Statements"). Price Waterhouse, at the Surviving Corporation's expense, will audit the Closing Statements in accordance with U.S. generally accepted auditing standards and the Principles and Procedures and issue their report as to the results of such audit (the "Closing Report"). Within forty-five (45) days after the Closing Date, the Surviving Corporation will deliver the Closing Statements and Closing Report to the Stockholder. Upon request by the Stockholder, the Surviving Corporation shall direct Price Waterhouse to deliver drafts of the Closing Statements and Closing Report to the Accountants for review and analysis at least ten (10) days prior to final issuance of the Closing Statements and Closing Report and delivery to the Stockholder as noted above. The Accountants shall have the opportunity to review and evaluate all working papers, worksheets and other documents utilized by the Surviving Corporation in the preparation of the Closing Statements and by Price Waterhouse in the audit of the Closing Statements. Price Waterhouse and the Accountants will attempt to resolve any disputed items prior to issuance of the Closing Statements and Closing Report.

          (ii) Review by the Parties. Failing such resolution, the Stockholder will provide the Surviving Corporation within fifteen (15) days of receipt of the Closing Statements and Closing Report detailed written explanations of any disputed items in the Closing Statements and the Closing Report. The amount of the Debt Adjustment and Working Capital Adjustment not affected by the disputed items will be deemed to be as set forth in the Closing Statements and Closing Report. Within a further period of ten (10) days from the end of the aforementioned review period, the parties will attempt to resolve in good faith any disputed items.

          (iii) Arbitration. Failing resolution pursuant to paragraph (ii) above, the unresolved disputed items will be referred for final binding resolution to such nationally-recognized firm of certified public accountants as the parties may hereafter jointly select (the "Arbitrator"). Such referral shall be in the form of written statements of position by the Stockholder, the Surviving Corporation, Price Waterhouse and the Accountants, with each party having an opportunity to respond to such written statements and any requests for statements or information by the Arbitrator. If the Arbitrator determines that the resolution of a given disputed item requires an interpretation of law, then, with the permission of the parties, the Arbitrator may request a law firm of national standing chosen by it to render a legal opinion as to such matter. The amount of the Debt Adjustment and Working Capital Adjustment affected by such unresolved disputed items (if any) will be as determined by the Arbitrator. The cost of such Arbitrator's review (including reasonable attorneys' fees, if any) shall be borne by the party or parties as determined by the Arbitrator.

Section 3.2    Payment of Merger Consideration.

     (a) Estimated Merger Consideration. At the Closing, the Buyer shall pay the Stockholder, as provided in Section 3.3, (i) Ten Million Dollars ($10,000,000)] minus (ii) the sum of (A) the Estimated Debt Adjustment, (B) the Deferred Merger

Consideration Amount, (C) the Escrow Amount to be deposited with the Escrow Agent pursuant to Section 3.2(b), and (D) the amount distributed pursuant to
Section 8.2(i)(ii).

     (b) Escrow Amount. On June 30, 1997, the Buyer shall deposit Two Million Dollars ($2,000,000) (the "Escrow Amount") with the Escrow Agent pursuant to the terms of the Indemnification and Escrow Agreement. The Escrow Amount shall constitute a Claims Amount Escrow Fund in the amount of Two Million Dollars ($2,000,000). To secure its obligation to make the deposit of the Escrow Amount pursuant to this Section 3.2(b), the Buyer shall provide the Escrow Agent at the Closing with an irrevocable standby letter of credit reasonably satisfactory to the Stockholder.

     (c) Closing Certificate. At the Closing, the chief financial officer of the Company shall deliver to the Buyer, after prior consultation with Price
Waterhouse, the Closing Certificate, which shall set forth his or her best estimate of the Estimated Debt Adjustment and the Estimated Working Capital Adjustment.

     (d) Closing Adjustment. The Debt Adjustment and Working Capital Adjustment shall be computed based upon the Closing Report, by the agreement of the parties or by the Arbitrator, as the case may be, and the Closing Adjustment shall be paid within ten (10) business days thereafter. For the purposes of this Agreement, the "Closing Adjustment" shall be equal to the Debt Adjustment minus the Estimated Debt Adjustment. If the Closing Adjustment is a positive number, that amount shall be paid by the Stockholder to the Surviving Corporation. If the Closing Adjustment is a negative number, such amount shall be paid by the Surviving Corporation to the Stockholder.

     (e) Interest. All sums to be paid subsequent to the Closing Date pursuant to this Section 3.2 shall bear interest from and after June 30, 1997, until so paid, at the rate which is equal to the rate of interest actually earned on the Escrow Amount during such period, computed on the basis of a 365-day year and paid for the actual number of days elapsed. Interest calculated in accordance with this Section 3.2(e) shall be due and payable on the date on which the corresponding payment is due.

     (f) Form of Payments. All payments hereunder, other than payments originating from the Merger Consideration Escrow Fund or the Claims Amount Escrow Fund, shall be made by delivery to the recipient by mailing checks to the recipient or depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account shall be designated by the recipient at least three (3) business days prior to the date of the required payment.

     (g) Deferred Merger Consideration. The portion of the Estimated Merger Consideration which exceeds One Million Dollars ($1,000,000) shall be paid by the Surviving Corporation on June 30, 1997. The Surviving Corporation's obligation to pay the portion of the Estimated Merger Consideration referred to in this Section 3.2(g) shall be secured by an irrevocable standby letter of credit reasonably satisfactory to the Stockholder, which shall be delivered at the Closing.

Section 3.3    Payment for Stock.

     (a) At the Effective Time, the Buyer shall make available for disbursement in accordance with this Agreement, the aggregate Estimated Merger Consideration. Upon surrender to the Buyer of an outstanding certificate or certificates, together with an endorsement or stock power in blank, duly executed, the Buyer shall disburse to the Stockholder in accordance with this Agreement the pro rata share of the Estimated Merger Consideration attributable to each such certificate. Until so surrendered, each certificate which immediately prior to the Effective Time represented outstanding Stock shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the pro rata share of the Estimated Merger Consideration. No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding Stock. If outstanding certificates for shares of the Company are not surrendered, or the cash payment therefor not claimed prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which such cash payment would otherwise escheat to or become the property of any governmental unit or agency), the unclaimed amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (b) If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Buyer any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Buyer that such taxes have been paid or are not required to be paid. Appropriate procedures shall be implemented to deal with lost stock certificates.

Section 3.4    Additional Merger Consideration.

     Notwithstanding Sections 3.1 and 3.3 of this Article, the Buyer agrees to make certain additional payments to the Stockholder in the form, amounts and at the time determined in accordance with Exhibit E.

Section 3.5    Closing.

     The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Harter, Secrest & Emery, 700 Midtown Tower, Rochester, New York on September 30, 1996, or at such other place, time or date as may be agreed upon by the parties hereto (the "Closing Date").


                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

Section 4.1    Indemnification and Escrow Agreement.

     At the Closing, the Surviving Corporation, the Guarantor, the Stockholder and the Escrow Agent will enter into the Indemnification and Escrow Agreement, pursuant to which the Buyer shall deliver the Escrow Amount to be held in escrow by the Escrow Agent.

Section 4.2    Stockholder Release.

     At the Closing, the Stockholder shall deliver to the Surviving Corporation a release substantially in the form attached hereto as Exhibit F (the "Stockholder Release").

Section 4.3    Lease Agreement.

     At the Closing, the Surviving Corporation shall enter into an agreement with VanBuren N. Hansford, Jr. for the lease of the premises known as 3111 Winton Road South, Rochester, New York, such agreement to be substantially in the form attached hereto as Exhibit G.

Section 4.4    Employment and Noncompetition Agreement.

     In order to protect the Buyer's investment in the Business of the Company, at the Closing, VanBuren N. Hansford, Jr. shall enter into an employment and noncompetition agreement with the Surviving Corporation or an Affiliate, such agreement to be substantially in the form attached hereto as Exhibit H.

Section 4.5    HSR Act.

     The Buyer, the Company and the Stockholder agree to furnish to each other such necessary information and reasonable assistance as may be requested in connection with any necessary filings or submissions required pursuant to the HSR Act.

Section 4.6    Termination of Agreements.

     All agreements, whether written or oral, direct or indirect, between the Company and the Stockholder or his Affiliates, including any guaranties of any obligations of the Stockholder or such Affiliates to third parties, shall be terminated at or prior to the Closing. At or prior to the Closing, the Stockholder shall have purchased the Company's interest in the whole life and split dollar life insurance arrangements insuring the life of the Stockholder in exchange for the value of such interests as reflected in the accounts of the Company. At or prior to the Closing, the Company shall have assigned, and the Stockholder shall have assumed, those certain motor vehicle leases between the Company and American Credit Services, Inc. and General Motors Acceptance Corporation, respectively, and the Company shall have no further obligation with respect to such motor vehicle leases.

Section 4.7    Payment of Indebtedness.

     At or prior to Closing, the Stockholder and/or his Affiliates shall repay all indebtedness to the Company, including any outstanding principal and interest, for borrowed money, advances or other amounts paid to or on behalf of the Stockholder, his family or Affiliates, other than advances permitted by
Section 5.9(m).


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Buyer as follows, and the Buyer in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

Section 5.1    Corporate Organization.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted.

     (b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions listed on
Schedule 5.1. The Company is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and there are no other jurisdictions in which the failure to be qualified or licensed as a foreign corporation would have a Material Adverse Effect on the Company.

     (c) The copies of the certificate of incorporation and all amendments thereto of the Company, as certified by the secretary of state of its jurisdiction of incorporation, and the by-laws, as amended to date, of the Company, as certified by its secretary, which have heretofore been delivered to the Buyer, are true, complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended and in effect on the date hereof, and will be true, complete and correct as of the Closing Date.

     (d) The minute books and records of the Company, copies of which have been delivered to the Buyer prior to the date hereof, are the original minute books and records of the Company, contain all proceedings of the stockholders, the Board of Directors and any committees thereof with respect to the Company, and are true, correct and complete in all material respects. There have been no changes, alterations or additions to the minute books and records which have not been furnished to counsel for the Buyer prior to the date hereof.

Section 5.2    Valid and Binding Agreement.

     The Company has all requisite corporate power and authority to enter into this Agreement and the Indemnification and Escrow Agreement. All necessary action on the part of the Company and its stockholders has been taken to authorize the execution and delivery of this Agreement and the Indemnification and Escrow Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transaction contemplated hereby and thereby. This Agreement has been, and as of the Closing Date, the
Indemnification and Escrow Agreement will be, duly and validly executed and delivered by the Company, and will constitute valid and binding agreements of the Company, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3    No Violation.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including obtaining the consent of Manufacturers and Traders Trust Company referenced on Schedule 5.4 hereof, nor compliance by the Company with any of the provisions hereof will (i) violate or conflict with any provision of the certificate of incorporation or by-laws of the Company, (ii) materially violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, or (iii) materially violate, or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the Stock or any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of which the Company is a party or by which the Company or any of its assets are bound.

Section 5.4    Consents and Approvals.

     Except for any filings required by the HSR Act, the filing of the Certificate of Merger or except as set forth on Schedule 5.4 hereof, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5    Capitalization.

     (a) The authorized capital stock of the Company consists solely of Sixty Thousand (60,000) shares of Stock, of which Forty Thousand (40,000) shares are issued and outstanding. The issued and outstanding common stock is duly authorized, validly issued, fully paid and nonassessable (except insofar as liability may be imposed by Section 630 of the New York Business Corporation
Law), and none of the issued and outstanding shares of common stock were issued in violation of the preemptive rights of any present or former stockholder of the Company.

     (b) Except as set forth in Section 5.5(a) or Schedule 5.5, (i) there are no shares of capital stock or other equity securities (as the term "equity security" is defined in the Securities Exchange Act of 1934, as amended) of the Company outstanding, (ii) there are no outstanding subscriptions, options, warrants or rights to purchase or acquire any equity securities of the Company,
(iii) no equity securities of the Company are reserved for issuance for any purpose, and (iv) there are no contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company is a party or by which the Company is bound relating to any shares of the capital stock or other equity securities of the Company (including the Stock), whether or not outstanding.

     (c) The Stockholder is the owner, beneficially and of record, of the shares of Stock and, except as set forth on Schedule 5.5, there is no lien, encumbrance or other interest relating to the Stock or any other equity securities held of record by any other Person.

Section 5.6    Subsidiaries and Affiliates.

     (a) The Company does not own any capital stock or other equity securities of any other corporation and has no other type of interest (whether ownership or other) in any other corporation, partnership, joint venture or other business organization or entity. The Company is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person.

     (b) Except as set forth on Schedule 5.6, neither the Stockholder nor, to the knowledge of the Company, any of his Affiliates or members of his immediate family have any direct or indirect interest in any Person that competes with, conducts any business similar to, has any agreement or arrangement with or is involved in any way with, the business conducted by the Company. Except as set forth on
Schedule 5.6, the Stockholder, his Affiliates and members of his immediate family have no direct or indirect interest in any property used by, or relating to, the business of the Company, except by virtue of ownership of the Stock, which interest will be transferred upon consummation of the Merger.

Section 5.7    Financial Statements.

     The audited financial statements of the Company for each of the three (3) years ended December 31, 1993, December 31, 1994 and December 31, 1995, attached as Schedule 5.7 hereto (the "Company Audited Financial Statements") present fairly the financial position, results of operations, stockholders' equity and cash flows of the Company in accordance with GAAP, as of the statement dates and for the periods indicated. The unaudited internal financial statements of the Company for the period ended August 31, 1996, attached as Schedule 5.7A hereto (the "Company Unaudited Financial Statements") (i) present fairly the financial position, results of operations, stockholder's equity and cash flows of the Company, as of the statement date and for the period indicated, and (ii) have been prepared in accordance with the Company's customary procedures for the preparation of interim financial statements consistently applied throughout and among the periods indicated and are consistent with the Company Audited Financial Statements subject to year-end audit and other normal or recurring year-end adjustments (made in accordance with GAAP, in the ordinary course of business and consistent with prior year-end accounting principles and adjustments).

Section 5.8    Absence of Undisclosed Liabilities.

     Except as set forth on Schedule 5.8, the Company has no liability or obligation (absolute, accrued, contingent or otherwise), including any guaranty with respect to any obligation, except (a) such liabilities or obligations as are fully reflected, reserved against or disclosed in the Company Audited
Financial  Statements  (or  the  footnotes  thereto)  or the  Company  Unaudited
Financial Statements and (b) such liabilities or obligations as have been incurred in the ordinary course of business, consistent with past practice, since July 31, 1996.

Section 5.9    Interim Operations and Absence of Certain Changes.

     Since December 31, 1995, except as set forth on Schedule 5.9, the Company has conducted its business in the ordinary course and consistent with past practice, and the Company did not:

     (a) incur any indebtedness or other liabilities (whether absolute, accrued, contingent or otherwise) or guarantee any such indebtedness, except in the usual and ordinary course of its business, consistent with past practice;

     (b) suffer any damage, destruction or loss of tangible assets, whether or not covered by insurance, in excess of $10,000;

     (c) suffer any change in its financial condition, assets, liabilities or business or suffer any other event or condition of any character which individually or in the aggregate had or has a Material Adverse Effect on the Company or materially diminishes the value of the assets of the Company;

     (d) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) or fail to pay any accounts payable or other liabilities when due, except in each case in the ordinary course of business;

     (e) cancel any debts or waive any claims or rights of substantial value, except in each case in the ordinary course of business;

     (f) permit any material insurance policy to be cancelled or terminated;

     (g) pledge or permit the imposition of any lien on or sell, assign, transfer or otherwise dispose of any of its tangible assets, except the sale of inventory in the ordinary course of business;

     (h) factor, discount or otherwise accept less than full payment with regard to its accounts receivable and other amounts due or sell any inventory at less than fair market value or make any bulk sale of such inventory;

     (i) solicit customer advances or payment of accounts receivable or other sums due in advance of their respective due dates except in each case in the usual and ordinary course of business, consistent with past practice;

     (j) sell, assign, encumber, license, pledge, abandon or otherwise transfer any patents, applications for patents, Marks, trade names, copyrights, licenses or other intangible assets;

     (k) make any change in any method of accounting or accounting principle or practice;

     (l) write up or down the value of the inventory or determine as collectible any notes or accounts receivable that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in accordance with GAAP and in the ordinary course of business and consistent with past practice;

     (m) except for payments to the Stockholder sufficient to pay his income taxes attributable to the earnings of the Company for the fiscal year ended December 31, 1995 and for the period from January 1, 1996 through the Closing Date, to the extent the Stockholder is taxed on such earnings as a result of the Company's status as an S Corporation, make any payment of cash or transfer of any assets to the Stockholder or any Affiliate of the Stockholder;

     (n) grant any general increase in the compensation payable or to become payable to its officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any officer or employee, except for normal merit and cost of living increases in the ordinary course of business and in accordance with past practice;

     (o) declare, pay or set aside for payment any dividend or other distribution (other than as permitted by Section 5.9(m)) on any shares of its capital stock; split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or repurchase or otherwise acquire any shares of its capital stock;

     (p) make any loans which in the aggregate exceed $5,000 to any employee or make any loans to any stockholder, officer, director or Affiliate;

     (q) make capital expenditures or commitments for same in excess of $25,000 in the aggregate;

     (r) lose or learn of the prospective loss of any customer or vendor listed on Schedule 5.26 or any representative or agent listed on Schedule 5.27;

     (s) agree or propose, whether in writing or otherwise, to take any action described in this Section 5.9; or

     (t) make or change any Tax election.

Section 5.10   Taxes.

     (a) The Company has duly and timely filed with each appropriate federal, state, local and foreign governmental entity or other authority (individually or collectively, "Taxing Authority") all Tax Returns required to be filed. All such Tax Returns were true, correct and complete in all material respects. The Company has paid all Taxes which have become due and payable (whether or not shown on any Tax Return). Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Company for taxable periods or portions thereof ending on or before the Closing Date. There are no liens for Taxes upon the Company or its assets except liens for current Taxes not yet due. The Company has delivered to the Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns for the five (5) most recently completed years, all examination reports by any Taxing Authority, and any statements of deficiencies proposed or assessed against or agreed to by the Company. No audit, examination, investigation, proceeding, action or claim with respect to the Company's Taxes is pending, proposed or threatened, and there is no basis for the assessment or collection of additional Taxes against the Company. Except as set forth on
Schedule 5.10, there has never been an examination or notice of potential examination of the Tax Returns of the Company by any Taxing Authority. No extension is in effect with respect to the filing of any Tax Return, the payment of any Taxes, or any limitation period regarding the assessment or collection of any Taxes.

     (b) All Taxes that are required to have been withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by applicable laws.

     (c) As used in this Agreement, "Tax" means any of the Taxes and "Taxes" means, with respect to the Company, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit taxes, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority whether disputed or not and (ii) any liability for the payment of any amount of Tax described in the immediately preceding clause (a) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or successor, by contract, or otherwise.

     (d) As used in this Agreement, "Tax Return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Company or the administration of any laws, regulations or administrative requirements relating to any such Tax.

     (e) Schedule 5.10 lists the jurisdictions in which the Company either files Tax Returns or pays Taxes with respect to which no returns are required to be filed. No claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (f) The Stockholder is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

     (g) No property of the Company is property that the Company is or will be required to treat as owned for tax purposes by another person, or is "tax-exempt use property" as defined in Section 168(h) of the Code.

     (h) The Company has never agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code by reason of any change in accounting method initiated by it; the IRS has not proposed any such adjustment or change in accounting method; and the Company has no application pending with any Taxing Authority requesting permission for any change in accounting method.

     (i) The Company is not now nor during the  applicable  period  specified in
Section 897(c)(1)(A)(ii) of the Code has ever been a United States real property holding corporation as defined in Section 897(c)(2) of the Code.

     (j) The Company is not now nor has ever been a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (k) The Company has not filed a consent pursuant to Section 341(f) of the Code nor has the Company agreed to have Section 341(f)(2) of the Code apply to any disposition of a section (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company.

     (l) The Company has never been (i) a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code), or filed or been included in a combined, consolidated, or unitary Tax Return, or (ii) a party to any tax allocation, sharing or reimbursement agreement or arrangement.

     (m) Except as set forth on Schedule 5.10, the Company is not an obligor on and none of its assets has been financed directly or indirectly by any tax-exempt bonds.

     (n) The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law.

     (o) The Company does not have any liability for the Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (p) The Company does not have pending any request for a private letter ruling.

     (q) The Company has not been a personal holding company within the meaning of Section 542 of the Code during the five-year period preceding the date hereof.

     (r) The Company has disclosed on its federal income tax Returns all positions therein that, to the knowledge of the Company, could give rise to a substantial understatement of federal income tax within the meaning of Code
Section 6662.

     (s) At all times since its incorporation, the Company has had in effect a valid election under Code Section 1362 to be an S Corporation.

Section 5.11   Employee Benefit Plans.

     (a) Schedule 5.11 is a true and complete list of all annuity, bonus, cafeteria, stock option, stock purchase, profit sharing, savings, pension, retirement, incentive, group insurance, disability, employee welfare, prepaid legal, nonqualified deferred compensation including without limitation, excess benefit plans, top-hat plans, deferred bonuses, rabbi trusts, secular trusts, nonqualified annuity contracts, insurance arrangements, nonqualified stock options, phantom stock plans, or golden parachute payments, or other similar fringe benefit plans, and all other employee benefit funds or programs (within the meaning of Section 3(3) of ERISA), covering employees, former employees or directors of the Company (the "Plans"). Except as set forth on Schedule 5.11, the Company is not a party to any employee agreement, understanding, plan, policy, procedure, pattern or practice, or other arrangement, whether written or oral, which provides compensation or fringe benefits to its employees, and the Company is in substantial compliance with all its obligations under all such Plans. Except for changes required by applicable law, there are no negotiations, demands, commitments or proposals that are pending or that have been made that concern matters now covered, or that would be covered by the type of agreements described on Schedule 5.11 or in this Section 5.11(a).

     (b) With respect to each employee benefit plan listed on Schedule 5.11, true and complete copies of (i) all Plan documents (including all amendments and modifications thereof), and related agreements including without limitation, the trust agreement and amendments thereto, insurance contracts and investment management agreements; (ii) the last three filed Form 5500 series and Schedules A, B, C, P and/or SSA, as applicable, and Forms PBGC-1, if any; (iii) summary plan descriptions; (iv) summary of material modifications, if any; (v) the most recent auditor's report, and copies of any and all tax qualification correspondence including without limitation, private letter rulings, applications for determination and determination letters issued with respect to the Plans; and (vi) the most recent annual and periodic accounting of related Plan assets, have also been delivered to the Buyer.

     (c) With respect to the Plans listed on Schedule 5.11 which are subject to ERISA, to the Company's knowledge:

          (i) The Plans are in material compliance with the applicable provisions of ERISA and each of the employee pension benefit plans, within the meaning of Section 3(2) of ERISA (the "Pension Plans"), which are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter from the IRS or a request for such determination has been timely filed with the IRS (and to the knowledge of the Company, nothing has occurred to cause the IRS to revoke such determination and the IRS has not indicated any disapproval of any request for such a determination);

          (ii) Each Plan has been operated substantially in accordance with its terms and all required filings that are due prior to the date hereof, including without limitation, the Forms 5500, for all Plans have been timely made;

          (iii) No prohibited transactions, as defined by Section 406 of ERISA or Section 4975 of the Code, have occurred with respect to any of the Plans;

          (iv) The Company has not engaged in any transaction in connection with which the Company could be subjected to a criminal or civil penalty under ERISA;

          (v) None of the Plans, nor any trust which serves as a funding medium for any of such Plans, nor any issue relating thereto is currently under examination by or pending before the IRS, the Department of Labor, the PBGC or any court, other than applications for determinations pending before the IRS;

          (vi) None of the Pension Plans is a defined benefit plan within the meaning of Section 414(j) of the Code;

          (vii) None of the Plans is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA and Section 411(f) of the Code, nor a plan maintained by more than one employer (hereinafter referred to as a "multiple employer plan"), nor a single employer plan under a multiple controlled group within the meaning of Section 4063 of ERISA, and neither the Company nor any entity required to be aggregated with the Company under Section 414(b), (c),
(m), or (o) of the Code has incurred any withdrawal liability with respect to any single plan, multiemployer or multiple employer plan, which liability could constitute a liability of the Surviving Corporation;

          (viii) No written benefit claims (except those submitted in the ordinary course of administration of such Plan) are currently pending against any Plan;

          (ix) Except as set forth on Schedule 5.11, no Plan provides for retiree medical or retiree life insurance benefits for current or former employees of the Company, and there is no liability for taxes with respect to disqualified benefits under Section 4976 of the Code; and

          (x) Except as set forth on Schedule 5.11, no Pension Plan has been terminated by the Company, and there is no liability for taxes with respect to a reversion of qualified plan assets under Section 4980 of the Code.

     (d) There have been no material failures to comply with the continuation coverage provisions required by Sections 601-608 of ERISA and Section 4980B of the Code under any Plan.

     (e) There are no employee benefit plans which cover employees of the Company which are required to comply with the provisions of any foreign law.

     (f) All excess contributions, if any (together with any income allocable thereto), have been distributed (or, if forfeitable, forfeited) before the close of the first two and one half (2 1/2) months of the following plan year; and there is no liability for excise tax under Section 4979 of the Code with respect to such excess contributions, if any, for any Plan.

     (g) There is no liability for Taxes with respect to: (i) an accumulated funding deficiency under Section 4971 of the Code and/or (ii) a nondeductible contribution under Section 4792 of the Code.

Section 5.12   Compliance with Law.

     The Company has been, is and on the Closing Date will continue to be in compliance with all applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign) and all requirements imposed under building, zoning, occupational safety and health, pension, environmental control, toxic waste, fair employment, equal opportunity or similar laws, rules, regulations and ordinances, in each case the noncompliance with which would be likely to have a Material Adverse Effect on the Company.

Section 5.13   Litigation; Claims.

     Schedule 5.13 hereto contains a complete and accurate list of (a) all claims, actions, suits, proceedings or investigations pending or (to the knowledge of the Company) threatened by or against the Company, and (b) all judgments, decrees, arbitration awards, agreements or orders binding upon the Company. Except as set forth on Schedule 5.13, no material claims, including without limitation, product liability claims, have been asserted against the Company during the past ten (10) years, and, to the knowledge of the Company, there is no basis for any material action, proceeding or investigation involving the Company, other than as set forth on Schedule 5.13.

Section 5.14   Contracts and Commitments.

     (a) Schedule 5.14 contains a complete and accurate list of all contracts, agreements and commitments (other than the agreements or arrangements set forth in Schedules 5.11, 5.15, 5.17, 5.20A, 5.21, 5.24, 5.26 and 5.27), whether written or oral, of the Company that involve commitments in excess of $10,000, have a term of six (6) months or more or that are not in the ordinary course of business.

     (b) The agreements set forth in Schedules 5.11, 5.14,  5.15,  5.17,  5.20A,
5.21, 5.24, 5.26 and 5.27 are hereinafter referred to collectively as the "Operating Agreements." None of the Operating Agreements has been assigned or is the subject of any security agreement, except as set forth on Schedule 5.14. Except as otherwise set forth on Schedule 5.14, (i) each of the Operating Agreements is a valid and binding obligation of the Company and (to the knowledge of the Company) the other party or parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally; (ii) neither the Company nor (to the knowledge of the Company) any other party thereto, has terminated, canceled, modified or waived any term or condition of any Operating Agreement; and (iii) except where such default could not have a Material Adverse Effect on the Company, neither the Company nor (to the knowledge of the Company) any other party to any
Operating Agreement is in default or alleged to be in default under any Operating Agreement and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default by the Company or (to the knowledge of the Company) any other party to any such Operating Agreement. Except as described on Schedule 5.14, none of such Operating Agreements contains any covenant or other restriction preventing or limiting the consummation of the transactions contemplated hereby, including any provision prohibiting the assignment of the Company's rights thereunder or granting any party a right of termination or modification of any provision as a result thereof. The Company has no outstanding powers of attorney. The Company delivered to the Buyer a copy of each of the written Operating Agreements and a description of the terms and conditions of any oral Operating Agreements.

Section 5.15   Intellectual Property Rights.

     Schedule 5.15 contains a correct and complete list of the following assets and related matters: (a) all patents and applications for patents, all Marks and registration of Marks and applications for registration of Marks, all copyright registrations and applications for copyright registration, and all trade names, owned or used (pursuant to license agreements or otherwise) by the Company, and in the case of any such Intellectual Property that is so owned, the jurisdictions in or by which such assets or any of them have been registered, filed or issued and (b) to the extent not listed on Schedule 5.14, all contracts, agreements or understandings pursuant to which the Company has authorized any Person to use any of the Intellectual Property which is so owned. The Company owns, possesses or licenses and as of the Closing Date will own, possess or license, all right, title and interest in and to the items of Intellectual Property that are material to the conduct of its business as now conducted without conflict with the rights of others. Except as set forth on
Schedule 5.15: (a) the Company has the right to use and, to the knowledge of the Company, the sole and exclusive rights to use, the Intellectual Property (including applications for any of the foregoing) used in connection with the business of the Company, and none of the past or present employees, officers, directors or stockholders of the Company, or, to the knowledge of the Company, anyone else, has any rights with respect thereto; (b) the consummation of the transactions contemplated hereby will not alter or impair any such rights; (c) the Company has not received any notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of any of the items of Intellectual Property, and to the knowledge of the Company, there is no valid basis for any such claim; and (d) the Company is not liable, nor has it made any contract or arrangement whereby it may become liable, to any Person for any royalty or other compensation for use of any of the items of Intellectual Property.

Section 5.16   Liens.

     Except as set forth on Schedule 5.16, none of the properties or assets, whether real, personal or mixed, or tangible or intangible, owned or leased by the Company is subject to any mortgage, lien, encumbrance or other security interest, except for (a) liens for taxes and assessments or governmental charges or levies not at the time due or being contested in good faith and for which adequate reserves have been established; (b) liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings disclosed on Schedule 5.13 and (c) liens incidental to the conduct of the business.

Section 5.17   Insurance.

     Except as set forth on Schedule 5.11, all insurance policies and fidelity bonds relating to the business, assets and personnel of the Company, including summary descriptions and the termination dates thereof, are set forth on
Schedule 5.17. Except as set forth on Schedule 5.17, the Company has not had coverage denied or limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance, during the last two (2) years.

Section 5.18   Accounts Receivable and Accounts Payable.

     Except as set forth on Schedule 5.18, all accounts receivable of the Company, whether reflected on the Company Audited Financial Statements and/or the Company Unaudited Financial Statements, or otherwise, represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered, and the reserves against the accounts receivable for returns and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied. Except to the extent reserved against the accounts receivable, no counterclaims or offsetting claims with respect to the accounts receivable are pending or, to the knowledge of the Company, threatened. Except as set forth on Schedule 5.18, the accounts payable of the Company reflected on the Company Audited Financial Statements and the Company Unaudited Financial Statements arose from bona fide transactions in the ordinary course of business, and all such accounts payable have been paid, are not yet due and payable under the Company's payment policies and procedures (copies of which have been previously provided to the Buyer), or are being contested by the Company in good faith.

Section 5.19   Inventories and Backlog.

     The inventories of the Company as of the date hereof consist of raw materials, goods in process and finished goods salable or usable in the normal course of the business of the Company, and such inventories are, and shall be on the Closing Date, at levels consistent with past practices of the business. All such inventories are carried on the books of the Company pursuant to the normal inventory valuation policies of the Company, which are in accordance with GAAP, as reflected in the Company Audited Financial Statements. Any expected losses on customer contracts in progress are recognized and recorded in the period in which such losses are determined. Schedule 5.19 sets forth the locations of all inventories of the Company and the amount of inventory at each location as of July 31, 1996. Except as set forth on Schedule 5.19, no items included in inventories of the Company is or will be pledged as collateral or held by the Company on consignment from others. The Company is not committed to purchase inventories in amounts greater than are reasonably expected to be usable in the ordinary course of business as presently conducted. With respect to inventories in the hands of suppliers for which the Company will be committed on the Closing Date, such inventories on the Closing Date will be reasonably expected to be usable in the ordinary course of business as presently being conducted. At July 26, 1996, the backlog of firm orders for the Company was $22,951,000. Schedule
5.19 sets forth each order of such backlog in excess of $500,000 and the scheduled or committed delivery date thereof.

Section 5.20   Tangible Personal Property.

     Schedule 5.20 includes all of the fixed assets of the Company and each item of tangible personal property, other than inventory (whether finished goods or raw materials) or supplies, with an original purchase price of at least $500, owned by the Company and the location thereof including all such furniture, furnishings, office equipment, machinery, tools and other equipment. The Company has, and on the Closing Date will have, good and legal title to all of the items listed on Schedule 5.20, free and clear of all liens, claims and encumbrances except as set forth thereon or on Schedule 5.16. Schedule 5.20A lists all leases of tangible personal property leased by the Company and the location thereof. Except as set forth on Schedule 5.20A, none of such leases contains any covenant or restriction preventing or limiting the consummation of the transactions contemplated hereunder. All of the personal property listed on Schedule 5.20 and the assets leased pursuant to the leases listed on Schedule 5.20A are suitable for the uses for which they are employed, are in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with manufacturers' recommendations.

Section 5.21   Real Property.

     (a) The Company does not own any real property and has not agreed (and has no option) to purchase, sell or lease to a third party, and is not obligated to purchase, sell or lease to a third party in connection with its business, any real property.

     (b) Schedule 5.21 contains a correct and complete list of all the real property that is leased by the Company or that the Company has agreed (or has an option) to lease, or may be obligated to lease and a correct and complete description of each lease pursuant to which such real property is leased. Such real property is hereinafter referred to as the "Leased Property," and the improvements and fixtures thereon are hereinafter referred to as the "Leased Improvements."

     (c) Except as set forth on Schedule 5.21, the Company is the sole legal and equitable owner of the leasehold interest in the Leased Property and the Leased Improvements and possesses good and indefeasible title thereto, free and clear of all conditions, exceptions, reservations, liens, restrictions, rights-of-way, easements, encumbrances and other matters affecting title to such leasehold that could impair the ability of the Company to realize the benefits of the rights provided to it under its lease as such rights are currently utilized in the conduct of the business of the Company consistent with past practice.

     (d) There are no adverse or other parties in possession of the Leased Property, the Leased Improvements, or any portion or portions thereof, and on the Closing Date the leasehold interests in the Leased Property and the Leased Improvements will be free and clear of any and all leases, licensees, occupants or tenants except as set forth on Schedule 5.21. There are no pending or to the knowledge of the Company, threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Leased Property, the Leased Improvements or any portion or portions thereof. To the knowledge of the Company, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Property or the Leased Improvements that would interfere with the conduct of the business of the Company or the use of its assets, which interference would have a Material Adverse Effect on the business of the Company. Except as set forth on Schedule 5.21, to the knowledge of the

Company, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Leased Improvements are installed and connected pursuant to valid permits and no notice has been received by the Company regarding the termination or material impairment of any such service. All equipment and fixtures associated with the Leased Improvements are in good operating condition and repair (ordinary wear and tear excepted). The roof, foundation and structural elements of the Leased Improvements are in good condition and repair (ordinary wear and tear excepted). All necessary easements exist and are in full force and effect, except where the nonexistence or nonenforceability of such easements would not have a Material Adverse Effect on the Company. The Leased Property has access, in accordance with past practice, to and from a public right of way or road dedicated for public use and no notice has been received by the Company relating to the termination or impairment of such access (including applicable parking requirements).

Section 5.22   Environmental Matters.

     (a) As used in this Agreement "Hazardous Material" shall mean: (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601(14), or any substance listed or identified by any characteristic in any regulation adopted pursuant to any statute referred to or incorporated into such definition, all as in effect on the date hereof; (ii) any petroleum, including crude oil and any fraction thereof; (iii) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (iv) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (v) any friable asbestos, polychlorinated biphenyl ("PCB"), or isomer of dioxin.

     (b) Except as set forth on Schedule 5.22, there is no Hazardous Material within, under, originating from or relating to any real property interest or, to the Company's knowledge, other location geologically or hydrologically connected to such properties owned, operated or controlled by the Company or its predecessors in interest.

     (c) Neither the Company nor any of its predecessors in interest has any liability, matured or not matured, absolute or contingent, assessed or unassessed, imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to the Company or its predecessors in interest, nor, except as set forth on Schedule 5.22 hereof, has the Company received any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material (hereinafter collectively referred to as "Environmental Laws").

     (d) The Company possesses and is in compliance in all material respects with all permits, licenses, certificates, franchises and other authorizations relating to the Environmental Laws necessary to conduct its business or required by environmental regulations.

     (e) The Company has not, during the past five (5) years, been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws, nor is the Company aware of any information, whether or not confirmed or reported, which could give rise to any such potential liability.

     (f) No real  property,  site or facility  (as defined in CERCLA,  42 U.S.C.
Section 9601(9)) owned or operated by the Company is (i) listed or proposed for listing on the National Priority List or (ii) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, or any comparable list maintained by any foreign, state or local government authority.

     (g) There are no underground storage tanks owned or operated by the Company, and any prior use and operation of underground storage tanks owned or operated by the Company has been in compliance with all Environmental Laws.

     (h) The Company has provided to the Buyer an opportunity to inspect its facilities, and to review and copy documents, and the Company has delivered to the Buyer true, complete and correct copies of results of any reports, together with supporting studies, analyses and tests in the possession of or initiated by the Company pertaining to the existence of Hazardous Material and any other environmental concerns relating to any of its facilities, or sites or real property owned, leased, operated, used or controlled by the Company or any of its predecessors in interest, or concerning compliance with or liability under the Environmental Laws.

     (i) There are no PCBs in or at any premises owned, leased, operated or controlled by the Company and its prior use, handling, storage, transport or disposal of PCBs has been in material compliance with all Environmental Laws.

     (j) There is no friable asbestos or asbestos containing materials on or in the properties and assets owned, leased, operated or controlled by the Company and the facilities on such properties comply in all material respects with the Environmental Laws including but not limited to, Occupational Safety and Health Act regulations with respect to ambient air exposure to asbestos.

     (k) The Company has not, by contract, agreed to assume the liability of any other person or entity pursuant to any of the Environmental Laws.

Section 5.23   Governmental Authorizations.

     The Company possesses all licenses, franchises, permits, certificates, orders, approvals, exemptions, registrations or other authorizations (collectively, the "Permits") from governmental, regulatory or administrative agencies or authorities required for the ownership of its properties and assets and operation of its business in the manner presently conducted, except where the failure to possess such permit would not have a Material Adverse Effect on the Company, (including those required pursuant to laws or regulations relating to the protection of the environment), each of which will be in full force and effect on the Closing Date. A list of all material Permits is set forth on
Schedule 5.23. Except as specified on Schedule 5.23, no registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to enable the

Company to continue the possession and operation of its properties and assets and the business of the Company as presently conducted in all material respects.

Section 5.24   Employees.

     Schedule 5.24 sets forth a complete and accurate list of all employees of the Company having total annual compensation in excess of $25,000, showing for each: name, hire date, current job title or description, current salary level (including any bonus or deferred compensation arrangements) and any bonus, commission or other remuneration paid during fiscal 1995 and fiscal 1996, and describing any existing contractual arrangement with such employee. None of the employees of the Company is currently on short-term or long-term disability. Except as set forth on Schedule 5.24, since December 31, 1995 no salaried employee of the Company who has been compensated at an annual rate in excess of $40,000 has terminated his or her employment or had such employment terminated for any reason or for no reason; no such employee has given notice of his or her intent to terminate such employment; and no notice of termination has been given to any such employee by the Company. Except as set forth on Schedule 5.24, no employees of the Company shall receive any compensation as a result of the consummation of the transaction contemplated by this Agreement.

Section 5.25   Employee Relations.

     The Company has not at any time during the past five years had, nor is there now threatened, any labor disputes or any strike, picket, work stoppage, work slowdowns or other job action due to labor disagreements. The Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the terms and provisions of any collective bargaining agreement or other contract with a labor union representing any employees of the Company and is not engaged in any unfair labor practice; there is no unfair labor practice charge or complaint against the Company, or (to the knowledge of the Company) threatened before the National Labor Relations Board or any foreign authority; no question concerning representation has been raised or is (to the knowledge of the Company) threatened respecting the employees of the Company; no grievance that might have a Material Adverse Effect on the Company, nor any arbitration proceeding arising out of or under any collective bargaining agreement, is pending and no claims therefor exist; and no collective bargaining agreement that is binding on the Company restricts it from relocating, closing or contracting any of its operations.

Section 5.26   Customers and Vendors.

     Schedule 5.26 sets forth a correct and complete list of the ten (10) largest (by dollar volume) customers and vendors of the Company during the most recently completed fiscal year, indicating the existing contractual arrangements, if any, with each such customer or vendor. Except as set forth on
Schedule 5.26, there are no outstanding disputes with any customer or vendor listed thereon and no customer or vendor listed thereon has refused to continue to do business with the Company or has stated to the Company its intention not to continue to do business with the Company or to materially change the amount or terms of the business done with the Company. Since December 31, 1995, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by the Company and the Company has no knowledge of any current shortage or unavailability which leads it to believe that any such shortages will occur.

Section 5.27   Distributors and Representatives.

     Schedule 5.27 sets forth a correct and complete list of the twenty (20) largest (by dollar volume) distributors, representatives and agents for the sale of the products of the Company during the two (2) most recently completed fiscal years and all distributors, representatives and agents to whom the Company has given any exclusive rights with respect to territories or products. Since December 31, 1995, there has been no termination of any independent distributor, wholesaler, sales representative or agent relationship, nor, to the knowledge of the Company, has any present independent distributor, wholesaler, sales representative or agent indicated any intention to terminate or materially change the terms of its relationship with the Company.

Section 5.28   Broker's or Finder's Fees.

     No agent, broker, investment banker, Person or firm acting on behalf of the Company or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

Section 5.29   Disclosure.

     No representation or warranty by the Company to the Buyer contained in this Agreement, and no statement contained in the Schedules hereto or any certificate furnished to the Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

Section 5.30   Certain Transactions.

     Except as set forth on Schedule 5.30, neither the Stockholder nor the directors or officers of the Company is currently a party to any transaction with the Company (other than for services as employees, officers and directors), including without limitation any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such Person, or to or from any corporation, partnership, trust or other entity in which any such Person, owns in excess of five percent (5%) of the outstanding equity interest. All transactions described on Schedule 5.30, or required to be described thereon, were entered into at arms-length upon terms no less favorable to the Company than those generally available from unrelated third parties.

Section 5.31   Absence of Questionable Payments.

     Neither the Company nor any director, officer, agent, employee or other Person acting on their behalf has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Securities Exchange Act of 1934, as amended, or any other applicable foreign, federal or state law; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 5.32    Directors and Officers; Bank Accounts.

     Schedule 5.32 lists each of the directors and officers and all of the accounts (and signatories thereto) of the Company with any bank, brokerage firm or other financial institution or depository.

Section 5.33   Defects in Products or Designs; Product Safety.

     (a) Except as set forth on Schedule 5.33, there have been no claims of any Person alleging any defects in the design, construction, manufacturing or installation of any material product ("Product") made, manufactured, constructed, distributed, sold, leased or installed by the Company or its employees, or agents, that would adversely affect the performance or quality of such Product. Each Product has been designed, manufactured, packaged and labelled in compliance with all regulatory, engineering, industrial and other codes applicable thereto and the Company has not received notice of any alleged noncompliance with any such code. Each Product advertised or represented as being rated or approved by a rating organization, such as Underwriters' Laboratories, the National Sanitation Foundation or the Society of Automotive Engineers or other similar organizations, complies with all conditions of such rating or approval.

     (b) The Company has not been required to file, and has not filed, a notification or other report with the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any Product manufactured or sold by the Company.

Section 5.34   Product Warranties.

     True and correct copies of all written warranties and guaranties applicable to the Company and its products and services have been provided to the Buyer. The amounts reflected as warranty reserves in the Company Audited Financial Statements and/or Company Unaudited Financial Statements are commercially reasonable and have been determined in accordance with GAAP, consistently applied.

Section 5.35   Government Contracts.

     The Company is not a party to, or bound by the provisions of, any contract (including purchase orders, blanket purchase orders and agreements and delivery orders) with the United States Government or any department, agency, or instrumentality thereof or any state or local governmental agency or authority.


                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder represents and warrants to the Buyer, and the Buyer in agreeing to consummate the transactions contemplated by this Agreement has relied upon such representations and warranties, that:

Section 6.1    Ownership of Stock.

     Except as set forth on Schedule 6.1, the Stockholder is the owner, beneficially and of record, of Forty Thousand (40,000) shares of Stock, which constitutes all of the shares of Stock which are issued and outstanding, free and clear of any pledge, lien, security interest, option, charge, right of first refusal, encumbrance, claim or equity of any kind. On the Closing Date the Stockholder will have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to the Buyer on the Closing Date, good and valid title to all of the shares of Stock which are issued and outstanding free and clear of any such pledge, lien, security interest, option, charge, right of first refusal, encumbrance, claim or equity of any kind.

Section 6.2    Valid and Binding Agreements.

     The Stockholder has the full right, capacity and power to enter into this Agreement. All necessary action on the part of the Stockholder has been taken to authorize the execution and delivery of this Agreement and the Indemnification and Escrow Agreement by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and on the Closing Date the Indemnification and Escrow Agreement will be, duly and validly executed and delivered by the Stockholder, and constitutes and will constitute valid and binding obligations, enforceable against the Stockholder, in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.3    No Violation

     Neither the execution and delivery of this Agreement or the Indemnification and Escrow Agreement by the Stockholder nor the consummation of the transactions contemplated hereby or thereby nor compliance by the Stockholder with any of the provisions hereof or thereof will (i) violate or conflict with any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Stockholder or the Company, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument of the Stockholder or by which he, or any of his assets, is bound.

Section 6.4    Consents and Approvals.

     Except for any filings under the HSR Act or for the filing of the Certificate of Merger, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by the Stockholder in connection with the execution, delivery and performance of this Agreement or the Indemnification and Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 6.5    Broker's or Finder's Fees.

     No agent, broker, investment banker, Person or firm acting on behalf of the Stockholder or under the authority of the Stockholder is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

Section 6.6    Section 630 Liability.

     The Stockholder has no liability pursuant to Section 630 of the New York Business Corporation Law.

Section 6.7    Residency.

     The Stockholder is not a resident of the State of New York for the purposes of determining the tax treatment of the transactions contemplated by this Agreement.


                                  ARTICLE VII

         REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE GUARANTOR

     The Buyer and the Guarantor represent and warrant to the Company and the Stockholder, and the Company and the Stockholder in agreeing to consummate the transactions contemplated by this Agreement have relied upon such representations and warranties, that:

Section 7.1    Corporate Organization.

     The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as now being conducted. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority (corporate and other) to enter into this Agreement and to perform its obligations hereunder.

Section 7.2    Valid and Binding Agreements.

     The Buyer has all requisite corporate power and authority to enter into this Agreement and the Indemnification and Escrow Agreement. All necessary corporate action on the part of the Buyer and the Guarantor has been taken to authorize the execution and delivery of this Agreement and the Indemnification and Escrow Agreement, the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and as of the Closing Date, the
Indemnification and Escrow Agreement will be, duly and validly executed and delivered by the Buyer and the Guarantor, and will constitute valid and binding agreements of the Buyer and the Guarantor, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.3    No Violation.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby (including obtaining the consent referred to in Section 9.19) nor compliance by the Buyer and the Guarantor with any of the provisions hereof or thereof will (i) violate or conflict with any provision of the certificate of incorporation or by-laws of the Buyer or the Guarantor or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or the Guarantor, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument of the Buyer or the Guarantor.

Section 7.4    Consents and Approvals.

     Except for the consent referred to in Section 9.19, any filings required under the HSR Act or the filing of the Certificate of Merger, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or third party is required to be made or obtained by the Buyer or the Guarantor in connection with the execution, delivery and performance of this Agreement or the Indemnification and Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 7.5    Broker's or Finder's Fees.

     Except as disclosed on Schedule 7.5, no agent, broker, investment banker, Person or firm acting on behalf of the Buyer or the Guarantor, or under the authority of the Buyer or the Guarantor, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Buyer or the Guarantor in connection with any of the transactions contemplated hereby.


                                  ARTICLE VIII

                                   COVENANTS

Section 8.1    Compliance with Law.

     From the date hereof through the Closing Date, the Company will promptly comply in all material respects with all laws and regulations (including without limitation, those relating to the protection of the environment and employee benefits) applicable to the Company's business and all laws and regulations with which compliance is required for the valid consummation of the transactions contemplated hereby and will promptly notify the Buyer of any legal, administrative or other proceedings, investigations, inquiries, complaints, notices of violation or other asserted claims, judgments, injunctions or restrictions, pending, outstanding or, to the knowledge of the Company, threatened or contemplated, which could have a Material Adverse Effect on the Company.

Section 8.2    Operation of Business Prior to Closing.

     During the period from the date hereof through the Closing Date, the Company agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that the Buyer shall otherwise consent in writing):

     (a) The Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Closing Date.

     (b) The Company shall not grant any general increase in the compensation payable or to become payable to its officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any officer or employee, except for normal merit and cost of living increases in the ordinary course of business and in accordance with past practice.

     (c) The Company shall not settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or cancel any debts or waive any claims or rights of substantial value.

     (d) The Company shall not permit any material insurance policy to be canceled or terminated without notice to the Buyer.

     (e) The Company shall not fail to confer on a regular and frequent basis with one or more representatives of the Buyer to report material operational matters and the general status of ongoing operations.

     (f) The Company shall not, except in the ordinary course of business, (i) factor, discount or otherwise accept less than full payment with regard to its accounts receivable or other amounts due, (ii) delay payment on, or otherwise alter the payment terms of, its accounts payable or pay the amounts due thereunder later than the stated date for payment thereof or (iii) sell any inventory at less than fair market value or make any bulk sale of such inventory, or fail to maintain its inventory at ordinary, customary levels, consistent with the Company Audited Financial Statements, the Company Unaudited Financial Statements and past practice.

     (g) The Company shall not, except as expressly permitted by this Agreement, take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions in this Agreement set forth in
Article IX not being satisfied.

     (h) The Company shall not (i) make any new or change any current tax election or (ii) settle or compromise any material federal, state, local or foreign income tax liability.

     (i) The Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for a distribution to the Stockholder in the amount not to exceed $490,000 immediately prior to the effectiveness of the revocations referred to in Section 11.2, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire any shares of its capital stock.

     (j) No liens, encumbrances, obligations or liabilities relating to the Company, whether absolute or contingent (including litigation claims), shall be discharged, satisfied or paid, other than liabilities shown on the Company Audited Financial Statements or the Company Unaudited Financial Statements and liabilities incurred after the date thereof in the ordinary course of business and in normal amounts, and no such discharge, satisfaction or payment shall be effected other than in accordance with the ordinary payment terms relating to the liability discharged, satisfied or paid.

     (k) The Company shall not amend its certificate of incorporation or by-laws.

     (l) The Company shall not (i) authorize capital expenditures in excess of $25,000 or make any acquisition of, or investment in, assets or equity securities of any other Person; (ii) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any Person; (iv) enter into any material contract or agreement other than in the ordinary course of business; or
(v) enter into or amend in any respect any material contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
Section 8.2(l).

     (m) The Company shall not exceed its current borrowing availability under the Revolving Credit Line or enter into or amend in any respect the Revolving Credit Line or Term Loan.

     (n) The Company shall not make any change in any method of accounting or accounting principle or practice.

     (o) The Company shall not enter into any agreement or understanding to do any of the foregoing.

Section 8.3 Access.

     At all times prior to the Closing Date, the Company shall provide the Buyer and its representatives with full access to, and will make available for inspection and review, all properties, personnel, books, records and accounts of the Company in order that the Buyer may have full opportunity to make such investigation as each shall desire to make of the affairs of the Company. It is understood that the Buyer shall be permitted to maintain personnel on the premises of the Company during customary business hours to observe all aspects of the operations of the Company and to confer with its management, attorneys and other third parties reasonably requested for verification of any information obtained pursuant to such observations. The Company also consents to the examination of workpapers and other records of its accountants pertaining to the Company and will cooperate with the Buyer to obtain such access and related information from its accountants.

                                   ARTICLE IX

       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER AND THE GUARANTOR

     All obligations of the Buyer that are to be discharged under this Agreement at the Closing are subject to the Company's and the Stockholder's fulfillment, at the Closing or effective as of the Closing Date, of each of the following conditions (unless expressly waived in writing by the Buyer at any time at or prior to the Closing) and the Company and the Stockholder shall use their reasonable efforts to cause each of such conditions to be satisfied:

Section 9.1    Representations and Warranties.

     On the Closing Date, the representations and warranties of the Company and the Stockholder set forth in Articles V and VI of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made by the Company and the Stockholder on and as of the Closing Date and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of the Company and the Stockholder to such effect.

Section 9.2    Covenants, Agreements and Conditions.

     The Company and the Stockholder shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by the Company and the Stockholder on or prior to the Closing Date, and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of the Company and the Stockholder to such effect.

Section 9.3    Proceedings.

     No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

Section 9.4    Corporate Proceedings.

     All corporate and other proceedings to be taken and all consents to be obtained by the Company and the Stockholder in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, Dickstein Shapiro Morin & Oshinsky LLP, both of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

Section 9.5    Governmental Approvals.

     There shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

Section 9.6    No Material Adverse Effect.

     During the period from July 31, 1996 through the Closing Date, there shall not have occurred any Material Adverse Effect on the Company.

Section 9.7    Insurance.

     The Company shall have maintained in full force and effect the insurance coverage described on Schedule 5.17 hereto or policies providing substantially equivalent coverage.

Section 9.8    Deliveries.

     The Company and the Stockholder shall have delivered to the Buyer the following items:

     (a) certificates representing the shares of Stock, duly endorsed or accompanied by stock powers duly executed in blank (with signatures guaranteed by any national bank or trust company) and otherwise in form acceptable for transfer on the books of the Company;

     (b) the stock books, stock ledgers, minute books and corporate seal of the Company;

     (c) certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing, qualification to do business, and payment of taxes by the Company in each jurisdiction where it is so qualified;

     (d) the resignation of each director and officer of the Company, as requested by the Buyer;

     (e) a certificate of the Secretary or Assistant Secretary of the Company, certifying as to the Certificate of Incorporation, By-laws, resolutions of the Board of Directors, and incumbency and signatures of officers of the Company;

     (f) a legally binding estoppel certificate from each lessor of real property or material personal property to the Company, which certificate shall be in form and substance reasonably satisfactory to the Buyer and its counsel;

     (g) An appropriate form, executed by the Stockholder, making the election referred to in Section 11.1;

     (h) satisfactory  evidence of the revocations  referred to in Section 11.2;
and

     (i) all other previously undelivered items required to be delivered by the Company or the Stockholder to the Buyer at or prior to the Closing pursuant to this Agreement (including all items referred to in Article IV) or otherwise required in connection herewith unless waived in writing by the Buyer.

Section 9.9    HSR Act Requirements.

     Any "waiting period" under the HSR Act applicable to the transactions contemplated hereby shall have expired by the Closing Date or shall have been terminated by the appropriate agency.

Section 9.10   Opinion of Counsel.

     The Buyer shall have received a written opinion dated as of the Closing Date from Harter, Secrest & Emery, counsel to the Company and the Stockholder, in form and substance reasonably satisfactory to the Buyer and its counsel.

Section 9.11   Tax Status Certification.

     The Buyer shall receive an affidavit, reasonably satisfactory to Buyer, from the Stockholder that the Stockholder is not a foreign person within the meaning of Section 1445 of the Code. If, on or before the Closing Date, Buyer shall not have received such affidavit, Buyer may withhold from the Estimated Merger Consideration payable at the Closing to the Stockholder such sums as are required to be withheld therefrom under Section 1445 of the Code.

Section 9.12   Consents.

     All consents, approvals and waivers from third parties required in connection with the transactions contemplated hereby shall have been obtained.

Section 9.13   Evidence of Termination.

     The Buyer shall have received satisfactory evidence of the termination of the agreements and other transactions referred to in Section 4.6.

Section 9.14   Releases of Liens

     The Company shall have delivered to the Buyer releases of all liens and encumbrances on the Company's assets of record other than the liens and encumbrances set forth on Schedule 9.14 (the "Permitted Encumbrances").

Section 9.15   Releases of Stock Pledges.

     The Stockholder shall have delivered to the Buyer releases of all pledges of the Stock.

Section 9.16   Payment of Indebtedness.

     The Buyer shall have received evidence of the repayment of all indebtedness, including any outstanding principal and interest, for borrowed money, advances or other amounts paid to or on behalf of the Stockholder, his family or his Affiliates by the Company as of the Closing Date.

Section 9.17   Repayment of Certain Debt.

     At the Closing, the Surviving Corporation shall pay all amounts owed as of the Closing Date under the Revolving Credit Line and the Term Loan, including outstanding principal and interest and any success fees, prepayment premiums, make-whole premiums or penalties.

Section 9.18   Lease Extension.

     The Company shall have extended the Lease Agreement by and between the Company and Wilray of Rochester Inc., dated May 1993, as amended (the "Lease"), for a period of one (1) year upon substantially the same economic terms and conditions as the Lease.

Section 9.19   Approval of Lenders.

     At or prior to Closing, the Buyer and the Guarantor shall have received the consent of the senior secured lender of the Guarantor to the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE X

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
                          COMPANY AND THE STOCKHOLDER

     All obligations of the Company and the Stockholder that are to be discharged under this Agreement at the Closing are subject to the Buyer's fulfillment at the Closing or effective as of the Closing Date of each of the following conditions (unless expressly waived in writing by the Company at any time at or prior to the Closing) and the Buyer shall use its reasonable efforts to cause each of such conditions to be satisfied:

Section 10.1   Representations and Warranties.

     On the Closing Date, the representations and warranties of the Buyer and the Guarantor set forth in Article VII of this Agreement shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date, and the Company and the Stockholder shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of the Buyer and the Guarantor to such effect.

Section 10.2   Covenants, Agreements and Conditions.

     The Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed by it on or prior to the Closing Date, and the Company and the Stockholder shall have received at the Closing a certificate, dated the Closing Date, signed by the President or a Vice President of the Buyer to such effect.

Section 10.3   Proceedings.

     No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

Section 10.4   Corporate Proceedings.

     All corporate and other proceedings to be taken and all consents to be obtained by the Buyer and the Guarantor in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Stockholder and their counsel, Harter, Secrest & Emery, each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

Section 10.5   Governmental Approvals.

     There shall have been received all necessary governmental consents or authorizations required in connection with the transactions contemplated hereby.

Section 10.6   Deliveries.

     The Buyer shall have delivered to the Company and the Stockholder the following items:

     (a) the payments as required by Section 3.2;

     (b) a certificate of the Secretary or Assistant Secretary of the Buyer, certifying as to the Certificate of Incorporation, By-laws, resolutions of the Board of Directors, and incumbency and signatures of officers of the Buyer;

     (c) a certificate of the Secretary or Assistant Secretary of the Guarantor, certifying as to the Certificate of Incorporation, By-laws, resolutions of the Board of Directors, and incumbency and signatures of officers of the Guarantor;

     (d) a legally binding release from each creditor of the Company to whom the Stockholder has guaranteed the obligations of the Company, which release shall be in form and substance reasonably satisfactory to the Stockholder and his counsel; and

     (e) all other previously undelivered items required to be delivered by the Buyer and the Guarantor at or prior to the Closing pursuant to this Agreement (including the items listed in Article IV) or otherwise required in connection herewith unless waived in writing by the Company and the Stockholder.

Section 10.7   HSR Act Requirements.

     Any "waiting period" under the HSR Act applicable to the transactions contemplated hereby shall have expired by the Closing Date or shall have been terminated by the appropriate agency.

Section 10.8   Opinion of Counsel.

     The Company and the Stockholders shall have received a written opinion dated as of the Closing Date from Dickstein Shapiro Morin & Oshinsky LLP, counsel to the Buyer and the Guarantor, in form and substance reasonably satisfactory to the Company, the Stockholder and their counsel.

Section 10.9   Repayment of Certain Debt.

     At the Closing, the Surviving Corporation shall pay all amounts owed as of the Closing Date under the Revolving Credit Line and the Term Loan, including outstanding principal and interest and any success fees, prepayment premiums, make-whole premiums or penalties.

Section 10.10  Letter of Credit.

     The Buyer shall have provided to the Stockholder and Escrow Agent, respectively, the irrevocable standby letters of credit described in Sections 3.2(b) and 3.2(g).

                                   ARTICLE XI

                                   TAX MATTERS

Section 11.1   Certain Tax Elections.

     The Stockholder agrees to join with the corporate parent of Buyer in making a timely election under Section 338(h)(10) of the Code with respect to the acquisition of the Stock by operation of the Merger hereunder solely for U.S. federal income tax purposes. The Stockholder further agrees to take all actions, including the timely execution and filing of forms, necessary to effectuate such election.

Section 11.2   Change in Tax Status.

     The Company's election to be treated as an S Corporation for New York income tax purposes shall be revoked, effective as of the day prior to the Closing Date. The Company and the Stockholder shall take all actions, including the timely execution and filing of forms, necessary to effectuate such revocation; provided, however, that no action shall be taken to revoke the Company's election to be treated as an S Corporation for federal income tax purposes. If so directed by the Buyer prior to the Closing Date, the Company's election to be treated as an S Corporation shall be similarly revoked for Michigan income tax purposes. If the S Period Tax Return is not filed by January 1, 1997, then this Section 11.3 shall be initially applied as if the S Period Tax Return had been filed on January 1, 1997 based upon reasonable estimates made by the Surviving Corporation. This Section 11.3 shall again be applied, with appropriate adjustments, upon the actual filing of the S Period Tax Return.

Section 11.3   Certain Distributions.

     Within ten (10) days after the filing of the federal income Tax Return (the "S Period Tax Return") of the Company for the period beginning on January 1, 1996 and ending on the Closing Date, either (i) the Surviving Corporation shall pay to the Stockholder the amount by which the Stockholder S Period Tax (as defined herein) exceeds the amount of cash distributions made by the Company to the Stockholder since January 1, 1996 (excluding the distribution permitted by Section 8.2(i)), or (ii) the Stockholder shall pay to the Surviving Corporation the amount by which the amount of cash distributions made by the Company to the Stockholder since January 1, 1996 (excluding the distribution permitted by Section 8.2(i)) exceeds the Stockholder S Period Tax. Notwithstanding the provisions of clause (i) above, any amount payable to the Stockholder by the Surviving Corporation shall not exceed the amount, if any, by which Debt is less than $15,000,000. For purposes of this Section 11.3, the "Stockholder S Period Tax" shall be equal to the sum of (A) the taxable income (excluding capital gains and losses) of the Company as shown on the S Period Tax Return multiplied by 43.9% plus (B) the net capital gains of the Company as shown on the S Period Tax Return multiplied by 32.3%; provided, however, that for purposes of computing the Stockholder S Period Tax, taxable income of the Company shall exclude all additional income arising solely by reason of the election made pursuant to Section 11.1. Any sums payable by either party pursuant to this
Section 11.3 shall bear interest from the Closing Date through the date of payment at the rate which is equal to the rate of interest actually earned on the Escrow Amount while the Escrow Amount was held in escrow prior to the payment to be made hereunder, if any, and the rate earned on the Vision U.S. Treasury Money Market Fund (or, if such fund is not in continuous existence during the relevant period, such similar money market mutual fund selected by the parties) for any period during which the Escrow Amount was not held in escrow, computed on the basis of a 365-day year and paid for the actual number of days elapsed from the Closing Date to the date of payment. If the S Period Tax Return is not filed by January 1, 1997, then this Section 11.3 shall be initially applied as if the S Period Tax Return had been filed on January 1, 1997 based upon reasonable estimates made by the Surviving Corporation. This Section 11.3 shall again be applied, with appropriate adjustments, upon the actual filing of the S Period Tax Return.


                                  ARTICLE XII

                                  OTHER MATTERS

Section 12.1   Confidentiality.

     (a) Notwithstanding the termination of this Agreement, each party hereto and his, her or its respective accountants, attorneys, employees and other agents, will keep confidential all information, oral and written, obtained from any other party hereto or its Affiliates and refrain from using in any manner all information set forth above not otherwise publicly available.

     (b) The Stockholder agrees that, except in the ordinary course of business of the Company, at all times from and after the Closing Date, he shall keep secret and retain in strictest confidence, and shall not use for his benefit or for the benefit of others, confidential information with respect to the Company, including but not limited to, "know-how," trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans other than any of the foregoing which are in the public domain (except through conduct of the Stockholder which violates this Section 12.1 or the Employment and Noncompetition Agreement) prior to any disclosure by the Stockholder.

Section 12.2   Further Assurances.

     Each party hereto shall cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as may be reasonably requested by the other parties hereto from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.


                                  ARTICLE XIII

                                  TERMINATION

Section 13.1   Methods of Termination.

     This Agreement may be terminated at any time prior to the Closing:

     (a) by the mutual consent of the Buyer and the Company;

     (b) by the Buyer at any time after the date which is thirty (30) days from the date of this Agreement if any of the conditions provided for in Article IX of this Agreement shall not have been met prior to such date;

     (c) by the Company at any time after the date which is thirty (30) days from the date of this Agreement if any of the conditions provided for in Article X of this Agreement shall not have been met prior to such date; or

     (d) at any time prior to the Effective Time by either the Buyer or the Company if the Merger shall not have been consummated by November 30, 1996.

Section 13.2   Procedure Upon Termination.

     In the event of termination by the Buyer, the Company, or both, pursuant to this Article XIII, written notice thereof shall promptly be given to the other party or parties and the obligations of the Buyer, the Company and the Stockholder under this Agreement shall, except as set forth below, terminate without further action. Upon any such termination:

     (a) each party will redeliver all documents, workpapers and other materials of the other party or parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party or parties furnishing the same; and

     (b) no party shall have any liability or further obligation to any other party, except for such legal and equitable rights and remedies as any party may have under this Agreement or otherwise, by reason of any breach or violation of this Agreement by the other party.


                                  ARTICLE XIV

                                 MISCELLANEOUS

Section 14.1   Survival of Representations, Warranties and Agreements.

     Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, all representations and warranties of the Buyer and the Company and the Stockholder contained in Articles V, VI and VII herein and in any certificate executed and delivered by either the Buyer or the Company or the Stockholder in connection with this Agreement shall survive the Closing Date and shall terminate and expire twenty-four (24) months thereafter; provided, however, that the representations and warranties contained in Sections 5.5(c), 5.10, 5.11, 5.22, 5.28, 6.1, 6.5, 6.6, 6.7 and 7.5 shall survive the Closing Date and terminate and expire at the end of the relevant statute of limitations. All agreements of the parties contemplating performance after the Closing Date shall survive the Closing Date for a period equal to ninety (90) days after the expiration of the applicable statute of limitations for any claim relating thereto.

Section 14.2   Service of Process.

     Service of process on any of the Buyer, the Company or the Stockholder for any claim, legal action or proceeding under this Agreement may be made in the manner set forth in Section 14.3.

Section 14.3   Notices.

     All notices, requests, consents and other communications hereunder shall be deemed given when delivered if delivered personally (including by courier) or telecopied (which is confirmed) and three (3) days after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested) to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the others:

     (a) if to the Company (prior to Closing):

         Hansford Manufacturing Corporation
         3111 Winton Road South
         Rochester, New York  14623
         Telecopier: 716-273-0809
         Attention:  VanBuren N. Hansford, Jr.

         with a copy to:

         Harter, Secrest & Emery
         700 Midtown Tower
         Rochester, New York  14604-2070
         Telecopier: 716-232-2152
         Attention:  Jeffrey H. Bowen, Esquire

     (b) if to the Stockholder (after the Closing):

         1310 North Ocean Boulevard
         Gulf Stream, Florida   33483-7234
         Telecopier: 561-243-8110

         with a copy to:

         Harter, Secrest & Emery
         700 Midtown Tower
         Rochester, New York  14604-2070
         Telecopier: 716-232-2152
         Attention:  Jeffrey H. Bowen, Esquire

     (c) if to the Buyer or to the Surviving Corporation:

         c/o DT Industries, Inc.
         Corporate Center, Suite 2-300
         1949 East Sunshine
         Springfield, Missouri  65804
         Telecopier: 417-890-0525
         Attention:  Chief Executive Officer
         with a copy to:

         Dickstein Shapiro Morin & Oshinsky LLP
         2101 L Street, N.W.
         Washington, D.C.  20037-1526
         Telecopier: 202-887-0689
         Attention:  Ira H. Polon, Esquire

Section 14.4   Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such jurisdiction's conflicts of law principles. The parties agree that venue or any suit, action, proceeding or litigation arising out of or in relation to this Agreement shall be in any federal or state court in the State of New York having subject matter jurisdiction.

Section 14.5   Modification; Waiver.

     This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by the Buyer, the Company and the Stockholder. Any party may waive any misrepresentation by any other party, or any breach of warranty by, or failure to perform any covenant, obligation or agreement of, any other party, provided that mere inaction or failure to exercise any right, remedy or option under this Agreement, or delaying in exercising the same, will not operate as nor shall be construed as a waiver, and no waiver will be effective unless set forth in writing and only to the extent specifically stated therein.

Section 14.6   Entire Agreement.

     This Agreement, the schedules and exhibits hereto, and any other agreements or certificates delivered pursuant hereto constitute the entire agreement of the parties hereto with respect to the matters contemplated hereby and supersede all previous written or oral negotiations, commitments, representations and agreements.

Section 14.7   Assignment; Successors and Assigns.

            This Agreement may not be assigned by the Company or the Stockholder without the prior written consent of the Buyer. Prior to the Closing Date, this Agreement may not be assigned by the Buyer without the prior written consent of the Company. After the Closing, the Surviving Corporation may assign this Agreement. Notwithstanding the foregoing, the Buyer and the Guarantor shall be entitled to assign their respective rights under this Agreement, before and after the Closing, to its senior lenders, including The Boatmen's National Bank, N.A., as Agent, and their respective successors and assigns. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon, inure to the benefit of and be enforceable by their respective successors and permitted assigns.

Section 14.8   Public Announcements.

     Prior to the Closing, no public announcement of the transactions contemplated hereby or of the terms hereof shall be made by the parties to this Agreement without the written consent, such consent not to be unreasonably withheld or delayed, of the Buyer and the Company, except to the extent required by law.

Section 14.9   Severability.

     The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

Section 14.10  No Third Party Beneficiary.

     This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their stockholders, and no other party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

Section 14.11  Expenses.

     Except as otherwise expressly provided herein, each party to this Agreement will pay his, her or its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein. Any such expenses incurred by the Company, including any expenses of the Stockholder billed to the Company, shall be paid by the Stockholder prior to or at the Closing.

Section 14.12  Execution in Counterpart.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


         [The balance of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.


                                     H022 CORPORATION


                                     By: /s/ Bruce P. Erdel
                                         --------------------------------------
                                         Name:  Bruce P. Erdel
                                         Title: Vice President


                                     HANSFORD MANUFACTURING CORPORATION


                                     By: /s/ VanBuren N. Hansford, Jr.
                                         --------------------------------------
                                          VanBuren N. Hansford, Jr.
                                          President



                                     STOCKHOLDER:

                                     /s/ VanBuren N. Hansford, Jr.
                                     ------------------------------------------
                                      VanBuren N. Hansford, Jr.

The undersigned hereby unconditionally guarantees the full and punctual payment and performance of all of the obligations of the Buyer to the Stockholder arising under this Agreement. The liability of the undersigned hereunder shall be primary, and in any right of action which shall accrue to the Stockholder under this Agreement, the Stockholder may at his option, proceed against the undersigned without having commenced any action, or having obtained any judgment, against the Buyer.

                                     DT INDUSTRIES, INC., as Guarantor



                                     By: /s/ Stephen J. Gore
                                         --------------------------------------
                                         Stephen J. Gore
                                         President and Chief Executive Officer

                                      NOTE

     The following page contains a list of Exhibits and Schedules which have been intentionally omitted by the Registrant pursuant to Item 601(b)(2) of Regulation S-K.

     A copy of any omitted Exhibit or Schedule will be provided to the Securities and Exchange Commission upon request.

EXHIBIT A           Form of Closing Certificate
EXHIBIT B           Form of Indemnificatino and Escrow Agreement
EXHIBIT C           Principles and Procedures
EXHIBIT D           Form of Certificate of Incorporation
EXHIBIT E           Additional Merger Consideration
EXHIBIT F           Form of Stockholder Releases
EXHIBIT G           Form of Lease
EXHIBIT H           Form of Employment and Noncompetitition Agreement
EXHIBIT I           Form of Opinion of Harter, Secrest & Emery


Schedule 2.5        Officers and Directors
Schedule 5.1        Foreign Qualifications
Schedule 5.4        Consents and Approvals
Schedule 5.5        Capitalization
Schedule 5.6        Subsidiaries and Affiliates
Schedule 5.7        Company Audited Financial Statements
Schedule 5.7A       Company Unaudited Financial Statements
Schedule 5.8        Liabilities and Obligations
Schedule 5.9        Changes During Interim Operations
Schedule 5.10       Tax Matters
Schedule 5.11       Employee Benefit Plans
Schedule 5.13       Litigation; Claims
Schedule 5.14       Contracts and Commitments
Schedule 5.15       Intellectual Property Rights
Schedule 5.16       Liens
Schedule 5.17       Insurance
Schedule 5.18       Accounts Receivable and Accounts Payable
Schedule 5.19       Inventories and Backlog
Schedule 5.20       Tangible Personal Property Owned
Schedule 5.20A      Tangible Personal Property Leased
Schedule 5.21       Real Property Leased
Schedule 5.22       Environmental Matters
Schedule 5.23       Governmental Authorizations
Schedule 5.24       Employees
Schedule 5.26       Customers and Vendors
Schedule 5.27       Distributors and Representatives
Schedule 5.30       Certain Transactions
Schedule 5.32       Directors and Officers; Bank Accounts
Schedule 5.33       Defects in Products or Designs
Schedule 6.1        Encumbrances on Stock
Schedule 7.5        Broker's or Finder's Fees
Schedule 9.14       Releases of Liens